QC-391713

Certificate Of Incorporation

*I, **SHANIA TIBBETTS-LIGHTBODY** Acting Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Intellegence Parking Group Limited

智泊集团有限公司

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of June Two Thousand Twenty-Two

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of June Two Thousand Twenty-Two

Acting Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 861659002914
www.verify.gov.ky
29 June 2022